DANAHER CORPORATION

6,000,000 Shares

Common Stock

Issuer:	Danaher Corporation
NYSE:	DHR
Shares offered:	6,000,000
Over-allotment shares:	900,000
Price to the public:	$82.25
Price to the Issuer:	$79.7825
Underwriting discount:	$2.4675
Estimated Net Proceeds:	$478,045,000
Trade date:	November 1, 2007
Closing Date:	November 7, 2007
Underwriters:	Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, as joint book-running managers with Lehman Brothers Inc. and UBS Securities LLC as co-managers.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-866-500-5408 or Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649.